EXHIBIT 99.1

For Immediate Release

Contact: Mike Drickamer

Director, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

Patterson-UTI Energy Announces Appointment of Andy

Hendricks as Chief Executive Officer and the Appointment of

Michael W. Conlon to the Board of Directors

HOUSTON – September 21, 2012 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that its Board of Directors has appointed William Andrew (“Andy”) Hendricks, Jr. as Chief Executive Officer effective October 1, 2012, elevating him from his current position of Chief Operating Officer. He will replace Douglas J. Wall, who is retiring as CEO on September 30, 2012. Additionally, the Company announced that Michael W. Conlon has been appointed to the Board of Directors.

Mark S. Siegel, Patterson-UTI’s Chairman, stated, “It has been both a personal and professional privilege to work with Doug. I would like to thank him for not only his service to the Company, but also for his efforts to ensure a smooth management transition. I am encouraged by the skills and talents that Andy has brought to our management team, and I remain confident that the Company is in good hands.”

Mr. Siegel added, “I would also like to welcome Mike Conlon to our Board of Directors. Mike knows both the industry and our Company very well, and I believe his legal expertise and wise counsel will be an invaluable asset to our Board.”

Mr. Conlon is a former partner of the law firm Fulbright & Jaworski L.L.P. During his more than 40 years with the firm, Mr. Conlon held a number of management positions in the firm and advised numerous public companies, including Patterson-UTI. Mr. Conlon received a Bachelor of Arts degree in Economics from Catholic University of America and a Juris Doctorate from Duke University.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has more than 330 marketable land-based drilling rigs and operates primarily in oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Kansas, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia, Ohio and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.